Exhibit 10.35

SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of March 25, 2015 by and between Multigon Industries, Inc., a New York corporation (“Multigon”) and NanoVibronix, Inc., a Delaware corporation (the “Company”).

In consideration of the mutual promises set forth in this Agreement, Multigon and the Company hereby agree to the following terms and conditions:

1.	Services

Multigon agrees to provide, and the Company agrees to accept and pay for in accordance with Section 2 below, the following facilities and services (the “Services”):

•	Use of Multigon’s office, located at 525 Executive Boulevard, Elmsford, New York 10523, as the Company’s U.S. headquarters;

•	Provision of telephone, fax and utilities at such office;

•	Processing for shipping of up to 20 units of the Company’s products per week;

•	Processing for shipping of additional units of the Company’s products per week at a per unit price to be agreed upon by the parties;

•	Customer service; provided that damaged or otherwise non-functioning units will not be repaired but replaced, unless Multigon or the Company determines to fix any such unit;

•	Maintenance of quality records;

•	Maintenance of service and repair records required by the U.S. Food and Drug Administration; and

•	Invoicing, credit card processing and mail collection of checks; provided that all amounts collected, processed or otherwise received will be deposited directly into an account maintained by the Company within three business days.

2.	Consideration and Reimbursement

As compensation for the Services, the Company shall pay to Multigon a fee of $4,000 per month, due on the first business day of the month. The Company shall reimburse Multigon for travel and other expenses that are pre-approved by the Company in writing, and for the cost of shipping the Company’s products.

3.	Term of Service

The term of this Agreement is one year, to begin on the date hereof and end on the one year anniversary of the date hereof. This Agreement will be automatically renewed on the same terms and conditions for one-year increments unless either party gives written notice at least 60 days prior to the term then in effect of its decision not to renew. Notwithstanding any provision herein to the contrary, either party may terminate this Agreement at any time immediately upon 90 days written notice to the other party. For the avoidance of doubt, in the event this Agreement is terminated by the Company or Multigon prior to the end of the month then in effect, the Company shall not be obligated to pay to Multigon all of the consideration under Section 2, but Multigon shall only be entitled to that portion of the consideration in Section 2 above that is attributable to the period of time through the date of termination.

4.	Confidential Information

All information supplied by the Company to Multigon that is noted to be confidential (either orally or in writing) shall be given to Multigon in confidence. Multigon shall not disclose any such information to any third party without prior written consent of the Company. Multigon shall take such precautions, contractual or otherwise, as shall be reasonably necessary to prevent unauthorized disclosure of such information by its employees and other affiliates during the term of this Agreement and for a period of two (2) years thereafter.

5.	Entire Agreement

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties related to the subject matter hereof. No modification of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

6.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of laws principles.

7.	Waiver

The waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive such party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

8.	No Right to Assign

Neither party has the right to assign, sell, modify, or otherwise alter this Agreement, except upon the express written advance approval of the other party, which consent can be withheld for any reason.

9.	Severability

The parties agree to replace any invalid or unenforceable provisions in this Agreement with a new provision that has the most nearly similar permissible economic and legal effect.

10.	Counterparts

This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

The parties represent and warrant that, on the date first written above, they are authorized to enter into this Agreement in its entirety and duly bind their respective principals by their signatures below.

EXECUTED as of the date first written above.

MULTIGON INDUSTRIES, INC. (“MULTIGON”)		NANOVIBRONIX, INC. (“COMPANY”)

By:	/s/ William Stern	By:	/s/ Stephen Brown

Name: William Stern		Name: Stephen Brown

Title: President		Title: Chief Financial Officer